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                                                                    EXHIBIT 21.1



                           SUBSIDIARIES OF REGISTRANT

     SCM Microsystems GmbH, a wholly owned subsidiary of Registrant, is a corporation organized under the laws of Germany.

     SCM Microsystems (U.S.) Inc., a wholly owned subsidiary of Registrant, is a Delaware corporation.